UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2007

Aviation Upgrade Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-27629	23-2426437
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14785 Omicron Drive, Suite 104, San Antonio, TX	78245
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 265-8918
1001 Christy Way, Fallbrook, CA 92028
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.02 Termination of Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

Item 5.01 Changes in Control of Registrant.

On August 16, 2007, Aviation Upgrade Technologies, Inc. (the “Registrant”) and Törbjorn B. Lundqvist (“Lundqvist”), the principal stockholder and officer and director of the Registrant, entered into and closed a Securities Purchase Agreement (the “Lundqvist Purchase Agreement”) with OncoVista, Inc. (“OncoVista”), a Delaware corporation whereby Lundqvist sold 9,562,728 shares (the “Lundqvist Shares”) of common stock, par value $0.001 per share of the Registrant (the “Common Stock”) to OncoVista for cash consideration of US$667,000 (the “Cash Consideration”). Simultaneous with the Lundqvist Agreement, OncoVista entered into Share Sale/Purchase Agreements with a number of minority shareholders of the Registrant (the “Minority Shareholder Purchase Agreement”) whereby such minority shareholders sold an aggregate of 1,401,123 shares (the “Minority Stockholder Shares”) of Common Stock to OncoVista. Payment for the Minority Stockholder Shares is being paid out of the Cash Consideration.

As of closing of the purchase of the Lundqvist Shares and Minority Stockholder Shares (collectively, the “Transaction”), OncoVista now owns approximately 95.7% of the total outstanding shares of the Registrant's capital stock and total voting power of the Registrant's outstanding voting securities.

Before the closing of the Transaction, the Registrant's Board of Directors of the Company (the “Board”) consisted of three members, Törbjorn B. Lundqvist, Dick G. Lindholm and William S. Rhodes. In connection with the Transaction, at closing, the Board voted to expand the Board thereby creating one vacancy, to which vacancy a designee of OncoVista was appointed, as more fully described in Item 5.02 below.

The Cash Consideration is being funded partly by OncoVista’s own funds and partly by private investors who purchased from minority shareholders of the Registrant an aggregate of 474,905 shares of Common Stock.

Pursuant to the Lundqvist Purchase Agreement and as part of the Transaction, immediately following closing, (i) the Registrant sold and transferred to Lundqvist all of the shares of capital stock of Automotive Upgrade Technologies, Inc. (“AUT”) a Nevada corporation and wholly owned subsidiary of the Registrant, (ii) Lundqvist forgave any related party debt owed by the Registrant to Lundqvist, (iii) Lundqvist terminated the Licensing Agreement between the Registrant and Lundqvist without any further consideration from the Registration and Lundqvist waived all amounts that would otherwise be due or payable, or become due or payable thereunder by the Registrant, and (iv) Lundqvist and AUT agreed to indemnify and hold harmless the Registrant, OncoVista and its control persons, among others, against liability arising out of products of AUT or the Registrant, if any, prior to the closing.

The description of the foregoing transaction does not purport to be complete and is qualified in its entirety by the terms of the Lundqvist Purchase Agreement filed as Exhibit 10.1 hereto and the form of Minority Shareholder Purchase Agreement filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Transaction, the Board voted to expand the Board thereby creating one vacancy and nominated and elected to the Board, Alexander L. Weis, Ph.D, principal founder, Chairman, Chief Executive Officer, and President of OncoVista, effective at closing of the Transaction and further appointed Dr. Weis as Chief Executive Officer, President and Secretary of the Registrant, effective immediately after closing. Törbjorn B. Lundqvist, Dick G. Lindholm and William S. Rhodes resigned as members of the Board and officers of the Registrant, effective immediately after closing.

Dr. Weis, 57 years of age, is principal founder, Chairman, Chief Executive Officer and President of OncoVista since its inception in September 2004. Dr. Weis is a recognized leader and pioneer in the biotechnology and pharmaceutical industries and has led pharmaceutical companies through all stages from start up through public offerings and as a manager of a substantial public company. Prior to forming OncoVista, Dr. Weis was a co-founder of ILEX Oncology, which became a publicly traded company in 1997 (NASDAQ: ILXO) and was later acquired by Genzyme Corporation in a stock transaction valued at over $1 billion. Dr. Weis served as ILEX’S Chief Scientific Officer and Executive Vice President from its founding in 1994 through 1998. Dr. Weis founded Lipitek International and had worked for Vector Therapeutics, MykoBiologics, the Cancer Therapy and Research Center, Sterling Drugs, the Eastman Kodak Company and the Weizmann Institute of Science. Dr. Weis is a scientist and inventor, with over 60 publications and 30 patents. He is a Chartered Chemist and Fellow of the Royal Society of Chemistry, and was selected as the South Texas Entrepreneur of the Year in 1996.

Item 9.01.  Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

10.1  Securities Purchase Agreement dated August 16, 2007 between the Registrant, Törbjorn B. Lundqvist and OncoVista, Inc. (without Schedules and Exhibits)

10.2  Form of Minority Shareholder Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2007

Aviation Upgrade Technologies, Inc.

	By:	/s/ Alexander Weis
	Name:	Alexander L. Weis, Ph.D.
	Title:	Chief Executive Officer